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                    AMENDED SUB-INVESTMENT ADVISORY AGREEMENT

                             COMSTOCK PARTNERS, INC.
                                10 Exchange Place
                                   Suite 2010
                       Jersey City, New Jersey  07302-3913



                                                  August 24, 1994,
                                                  as amended
                                                  ________ ___, 1996



The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

Dear Sirs:

          Comstock Partners, Inc., a Delaware corporation ("Comstock"), serves as the investment adviser to Comstock Partners Strategy Fund (the "Fund"), a series of Comstock Partners Funds, Inc., an open-end registered investment company (the "Company"), pursuant to an amended investment advisory agreement dated as of August 1, 1991 and amended as of ___________ ___, 1996 (as amended, the "Comstock Advisory Agreement"). Comstock herewith confirms its Agreement with you ("Dreyfus") as follows:

          The Company desires to employ the Fund's capital by investing and reinvesting the same in investments of the type, and in accordance with the limitations, specified in the Fund's Prospectus and Statement of Additional Information contained in the Company's Registration Statement on Form N-1A from time to time in effect, copies of which have been or will be submitted to Dreyfus, and in such manner and to such extent as may from time to time be approved by the Company's Board of Directors. Comstock intends to employ Dreyfus as sub-investment adviser with regard to providing investment advice to the Fund.

1.   Sub-Investment Adviser Services

          Dreyfus will manage the short term cash and cash equivalent investments of the Fund and will provide investment research, statistical information and advice regarding the Fund's portfolio. Dreyfus will furnish to Comstock or the Fund such general advice regarding economic factors and trends, including statistical and other factual information, and such statistical information with respect to the investments which the Fund may hold or contemplate purchasing, as Comstock or the Fund may reasonably request. Comstock and the Fund wish to be informed of important developments materially affecting the Fund's portfolio and shall expect Dreyfus, on its own initiative, to furnish to




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Comstock and the Fund from time to time such information as Dreyfus may believe appropriate for this purpose. Dreyfus shall exercise its best judgment in rendering these services.

          Comstock and the Company, on behalf of the Fund, understand that Dreyfus now acts and will continue to act as investment adviser or sub-investment adviser to various investment companies and fiduciary or other managed accounts, and Comstock and the Company have no objection to Dreyfus' so acting. In addition, it is understood that the persons employed by Dreyfus to assist in the performance of its duties hereunder will not devote their full time to such service and nothing herein contained shall be deemed to limit or restrict the right of Dreyfus or any affiliate of Dreyfus to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

2.   Fees and Expenses

          In consideration of the sub-investment advisory services rendered pursuant to this Agreement, Comstock will pay Dreyfus a monthly fee at an annual rate of .15% of the value of the Fund's average daily net assets.

          Each such payment shall be made promptly after payment to Comstock of its monthly fee from the Company, on behalf of the Fund, and, if Comstock's then agreed-upon fee is not paid in full when due for any reason, then Comstock may withhold from the fees payable to Dreyfus for the same period, an amount equal to the same proportion of Dreyfus' fee that the amount withheld from Comstock bears to Comstock's fee, with restitution to Dreyfus if, as and when the amount withheld from Comstock's fee is paid to Comstock by the Company on behalf of the Fund.

          In the event that the agreed amount or rate of the investment advisory fee that Comstock is entitled to receive from the Company on behalf of the Fund is reduced for any reason based upon the services agreed to be provided to the Fund pursuant to the Comstock Advisory Agreement or as a result of the expenses payable by the Company on behalf of the Fund exceeding any applicable limitations imposed by state law, then the monthly fee for Dreyfus' sub-investment advisory services described in paragraph 2 hereof, if and when payable, shall be reduced by one-third of the percentage that Comstock's investment advisory fee from the Company on behalf of the Fund is reduced.

          The fee for the period from the date of this Agreement to the end of such month shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement other than at the end of any month, the fee for the month during which termination shall occur shall be pro-rated according to the proportion which the period thereof prior to termination bears to the full monthly



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period and shall be payable within seven (7) days after the date of termination of this Agreement.

          For the purpose of determining fees payable to Dreyfus, the value of the Fund's net assets shall be computed in the same manner as computed for the purpose of determining Comstock's fee from the Company, on behalf of the Fund.

          Dreyfus will from time to time employ or associate with itself such person or persons as Dreyfus may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both Dreyfus and the Company. The compensation of such person or persons shall be paid by Dreyfus and no obligation may be incurred on behalf of the Company in such respect.

          Dreyfus will bear all expenses in connection with the performance of its services under this Agreement.

          The Company, on behalf of the Fund, and Comstock shall bear such expenses as are described in the Comstock Advisory Agreement.

3.   Limitation of Liability

          Dreyfus shall not be liable for any error of judgment or mistake of law or for any loss suffered by Comstock or the Company (including the Fund) in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of Dreyfus who may be or become an officer, director, employee or agent of the Company (including the Fund) shall be deemed, when rendering services to the Company (including the Fund) or acting on any business of the Company (including the Fund), to be rendering such services to or acting solely for the Company (including the Fund) and not as an officer, director, employee or agent or one under the control or direction of Dreyfus even though paid by it.

4.   Term

          This Agreement shall continue until September 30, 1994 and thereafter shall continue automatically for successive annual periods ending on September 30 of each year, provided such continuance is specifically approved at least annually by (i) the Company's Board of Directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either such event the continuance is also approved by a majority of the noninterested Directors of the Company (as defined in said Act) by



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vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on not less than 60 days' notice, by either party hereto, by the Company's Board of Directors or by vote of holders of a majority of the Fund's shares and this Agreement will also terminate automatically in the event of its assignment (as defined in said Act).


5.   Successors and Assigns

          Successors and assigns of Dreyfus and Comstock will be bound by this Agreement. For this purpose, any investment adviser registered under the Investment Advisers Act of 1940 controlled by Stanley Salvigsen and Charles Minter, as a group, as the term "control" is used in the Investment Company Act of 1940, will be deemed to be a successor to Comstock.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                   Very truly yours,

                                   COMSTOCK PARTNERS, INC.


                                   By:_________________________


Accepted:

THE DREYFUS CORPORATION


By: _________________________